Exhibit 10.1

October 4, 2007

Curtis DeWalt

6 Via Liebre

Rancho Santa Margarita, CA 92688

Dear Curtis:

It is a pleasure to offer you the position of VP, Finance at Autobytel Inc. Please be reminded that our offer of employment is contingent upon completion of board approval, background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, the Securities Trading Policy, and the Code of Conduct and Ethics for Employees, Officers and Directors. Following is a summary of our offer:

Position:	VP, Finance

Semi-Monthly Rate:	$8,333.34 ($200,000 Annually)

Hire Date:	October 30, 2007

Stock Options:	140,000 subject to board approval and applicable securities laws

Bonus Opportunity:	Target bonus opportunity is up to 35%, on an annual basis based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon actual time worked within the first year of employment.

Signing Bonus:	$25,000 payable with the first payroll cycle

Vacation:	Anuual accrual of 3 weeks per year

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement and the Arbitration Agreement, which will apply during your employment with the Company and thereafter. Two originals of each of these agreements are enclosed for your review. Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me. Lorna Larson, Autobytel Inc.’s VP, Human Resources, will then sign and return one complete package to you for your records upon your hire date.

Enclosed you will also find information regarding our benefits package and other new hire paperwork. Please review the information, complete as much as possible, and bring it with you on your first day of employment. If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Susanna Larson at (949)862-1312.

This offer of employment is contingent on your ability to comply with all applicable State and Federal regulations, including without limitation requirements, relating to the I-9 employment authorization verification process. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Curtis, while we sincerely hope your employment relationship with Autobytel Inc. will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc. may terminate your employment or change the terms of your employment, including but not limited to your duties, position, or compensation, at any time without cause and without notice. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

In addition, Autobytel requires that you comply with all terms of any employment agreement that you may have with your current or former employer, Roth Staffing Companies, Inc. Specifically, Autobytel expects that you will comply with any notification requirements of any agreement with Roth Staffing Companies, Inc., and Autobytel will adjust your start date accordingly to accommodate any required notice period.

Autobytel further expects that you will comply with any confidentiality provisions of any agreement with Roth Staffing Companies, Inc. Moreover, and regardless of whether you have a written agreement with Roth Staffing Companies, Inc., Autobytel does not want you to disclose to us or provide copies of any confidential, proprietary, or trade secret information from Roth Staffing Companies, Inc.

This offer shall expire 3 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment. You may fax a signed copy, if you wish, to our confidential fax at (949) 797-0532. Feel free to call if you have questions. We look forward to having you join the Autobytel Inc. team.

/s/ Curtis DeWalt
Curtis DeWalt

Best regards,

Autobytel Inc.

/s/ Lorna Larson
Lorna Larson
VP, Human Resources

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